Exhibit 20.3
[Letterhead of KPMG]
Independent Accountants’ Report
Mellon Bank Premium Finance Loan Master Trust
c/o Wells Fargo Bank Minnesota, N.A., as Trustee:
AFCO Credit Corporation, as Servicer
AFCO Acceptance Corporation, as Servicer
We have examined the accompanying assertion made by management on AFCO Credit Corporation’s and AFCO Acceptance Corporation’s (jointly, AFCO) compliance, as Servicer, with Sections 4.2, 4.3, 4.5 and 8.8 of the Pooling and Servicing Agreement for the Mellon Bank Premium Finance Loan Master Trust dated June 15, 2001 and Sections 4.7(a)(i) and 4.8 of the Supplement (Series 2004-MC) dated as of June 24, 2004 (as amended, collectively, the Agreements), for the period January 1, 2005 through December 31, 2005. Management is responsible for AFCO’s compliance with the aforementioned sections of the Agreements. Our responsibility is to express an opinion on management’s assertion about AFCO’s compliance based upon our examination.
Or examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about AFCO’s compliance with the aforementioned sections of the Agreements and performing such other procedures as we considered necessary in the circumstances. We believe our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on AFCO’s compliance with the Agreements.
In our opinion, management’s assertion that AFCO was materially in compliance with the aforementioned sections of the Agreements for the period January 1, 2005 through December 31, 2005 is fairly stated, in all material respects.
/s/ KPMG, LLP
Pittsburgh, Pennsylvania
March 31, 2006

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Management Report on AFCO Credit Corporation’s and AFCO Acceptance Corporation’s Compliance,
as Servicer, with the Servicing Requirements of the Pooling and Servicing Agreement
Management of AFCO Credit Corporation and AFCO Acceptance Corporation (jointly, “AFCO”), as Servicer, is responsible for compliance with the servicing requirements in Sections 4.2, 4.3, 4.5, and 8.8 of the Pooling and Servicing Agreement for the Mellon Bank Premium Finance Loan Master Trust dated June 15, 2001 and Sections 4.7(a)(i) and 4.8 of the Supplement (Series 2004-MC) dated as of June 24, 2004 (as amended, collectively, the “Agreements”).
Management has performed an evaluation of AFCO’s compliance with the aforementioned sections of the Agreements for the period January 1, 2005 through December 31, 2005. Based upon this evaluation, management believes that, for the period January 1, 2005 through December 31, 2005, AFCO, as Servicer, was materially in compliance with the aforementioned sections of the Agreements.

/s/ Daryl J. Zupan	/s/ Bruce R. Gold

Daryl J. Zupan	Bruce R. Gold
President	Senior Vice President, Treasurer,
and Chief Financial Officer

March 31, 2006

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